Exhibit 10.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Magellan Midstream Holdings GP, LLC, a Delaware limited liability company, (the “Employer”) on behalf of itself, its subsidiaries and affiliates, including without limitation Magellan Midstream Partners, L.P. and Magellan GP, LLC (collectively referred to herein as the “Employer Group”), and Michael P. Osborne (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of May 18, 2015 (the “Execution Date”).
ARTICLE I

The Employee's last day of employment with the Employer is May 18, 2015 (the “Separation Date”). After the Separation Date, the Employee will not be and will not represent himself as being an employee, officer, agent or representative of the Employer Group for any purpose. The Separation Date will be the employment termination date for the Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies or other benefits from the Employer Group that would have accrued after the Separation Date, including, except as required by law (e.g., COBRA) or as otherwise specifically provided in this Agreement, coverage under any benefits plans or programs sponsored by the Employer Group.
1.    Return of Property. By the Separation Date, as a condition to receiving any payments or benefits under this Agreement, the Employee must return all Employer Group property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored or physical documents or files (including all repositories of proprietary information or intellectual property) and any other Employer Group property in the Employee's possession.

2.    Employee Representations. The Employee specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against the Employer Group with any court of law, or local, state or federal government or agency; and (b) he has been properly paid for all hours worked for the Employer Group, and that all bonuses and other compensation amounts due to him have been paid, with the exception of his final payroll check for his salary and value of unused vacation days for 2015 through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date. Any vested benefits under any of the Employer Group's employee benefit plans are excluded and shall be governed by the terms of the applicable plan documents and award agreements. The Employee specifically represents warrants and confirms that he has not engaged in any unlawful conduct in relation to the business of the Employer Group and is not in breach of any contractual or legal or equitable obligation owed to the Employer Group. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer Group immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer Group review and consideration.

3.    Separation Benefits. In consideration for the Employee's execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the Employer Group agrees to provide the following benefits:

a.A lump sum of One Million Eight Hundred Thousand Dollars ($1,800,000) to be paid in cash (less applicable taxes and other withholdings) within fifteen (15) days after execution and delivery of this

Exhibit 10.1

Agreement, so long as the Agreement has not been revoked by Employee and Employee is in compliance with the Agreement.

b.If the Employee timely and properly elects COBRA continuation coverage under the Magellan Health & Welfare Plan, the Employee shall only be required to pay active employee rates, as in effect from time to time, for up to eighteen (18) months. At the conclusion of this period, the Employee shall be eligible to continue his coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period. Notwithstanding the foregoing, if the Employer determines in its sole discretion that the Employer Group cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Employer Group shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the difference between the monthly COBRA premium that Employee would be required to pay to continue coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), less the amount the Employee would have had to pay under active employee rates based on the cost sharing levels in effect on the Separation Date, which payments shall end on the earlier of (X) eighteen (18) months after the Separation Date, (Y) the date that Employee and his covered dependents become no longer eligible for COBRA or (Z) the date Employee becomes eligible to receive healthcare coverage from a subsequent employer.

c.The Employee understands, acknowledges and agrees that these benefits exceed what he is otherwise entitled to receive upon separation from employment, and that these benefits are in exchange for executing, not revoking and complying with this Agreement. The Employee further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein. The payments herein are in lieu of any severance or separation payments or benefits under any other plan, program, policy or agreement with the Employer Group (collectively, “Other Arrangements”). Therefore, Employee shall not be entitled to receive any severance or separation payments or benefits pursuant to any Other Arrangements.

d.Outplacement services as may be selected by Employee, up to a maximum amount of $30,000, in the aggregate; provided that, (i) such services are provided on or before December 31, 2015 and (ii), upon receipt of reasonable documentation of the incurrence of fees for such fees, Employer Group will pay the fees directly to the service provider(s).

4.    Release.

a.General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group, including each member of the Employer Group's parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, owners, shareholders, members, unitholders, partners, agents, attorneys and other related persons and entities, in all of their entity and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Employee's execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have, arising out of, or in any way related to the Employee's hire, benefits, employment, termination

Exhibit 10.1

or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008 and any similar or related state law, all of their respective implementing regulations and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation or severance (other than salary payable with respect to the current pay period through the Separation Date and value of unused vacation days for 2015 through and including the Separation Date); (iii) any and all claims arising under tort, contract or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.

However, this general release and waiver of claims excludes, and the Employee does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge or administrative complaint, (ii) claims which cannot be waived by law, and (iii) indemnification rights the Employee may have against the Employer.

b.Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations.

c.Knowing and Voluntary Acknowledgement

By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) the Employee understands that he has seven (7) days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to Douglas J. May, Senior VP and General Counsel at the Employer Group by e-mail to

Exhibit 10.1

doug.may@magellanlp.com or by overnight delivery to Douglas J. May, Magellan Midstream Partners, L.P., One Williams Center, MD 28-1, Tulsa, OK 74172 before the end of such seven-day period; and (vii) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement. In the event of such revocation by the Employee, the Employer Group shall have the option of treating this Agreement as null and void in its entirety.

5.    Date of Effectiveness. This Agreement shall not become effective until the eighth (8th) day after the Employee and the Employer Group execute this Agreement, and then only if Employee has not exercised his right to revoke the release as set forth above. Such date shall be the Effective Date of this Agreement. No payments to be made to the Employee hereunder shall be due or made before the Effective Date.

6.    Post-termination Obligations and Restrictive Covenants.

a.Acknowledgment

The Employee understands and acknowledges that by virtue of his employment with the Employer Group, he had access to and knowledge of and was provided Confidential Information by the Employer Group, was in a position of trust and confidence with the Employer Group, and benefitted from the Employer Group's goodwill and provision of Confidential Information. The Employee understands and acknowledges that the Employer Group invested significant time and expense in developing the Confidential Information and goodwill.

The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer's legitimate business interests in protecting its Confidential Information and goodwill. The Employee further understands and acknowledges that the Employer Group's ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group and that the Employer Group would be irreparably harmed if the Employee violates the restrictive covenants below.

b.Confidential Information

The Employee understands and acknowledges that during the course of his employment by the Employer, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer's ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer, and that improper use or disclosure of the Confidential Information by the Employee might cause the Employer to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, databases, manuals, records, systems, material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, pricing information, credit information, design information, payroll information, staffing information, personnel information,

Exhibit 10.1

internal controls, security procedures, market studies, revenue, costs, formulae, notes, communications, ideas, specifications, and customer information of the Employer Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear or be recognized to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

c.Disclosure and Use Restrictions

The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of any of the Employee's remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Employer Group, except as required in the performance of any of the Employee's remaining authorized employment duties to the Employer or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order, subpoena or other process of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order, subpoena or other process. The Employee shall promptly provide written notice of any such order, subpoena or other process to an authorized officer of the Employer Group and shall cooperate with the Employer Group in reasonably resisting any such order, subpoena or other process.

The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by the Employer until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

7.    Cooperation. The parties agree that certain matters in which the Employee has been involved during his employment may necessitate the Employee's cooperation with the Employer in the future. Accordingly, for a period of 90 days following the Separation Date, to the extent reasonably requested by the Employer, the Employee shall cooperate with the Employer in connection with matters arising out of the Employee's service to the Employer; provided that the Employer shall make reasonable efforts to minimize disruption

Exhibit 10.1

of the Employee's other activities. The Employer shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend more than 40 hours on such matters, the Employer shall compensate the Employee at an hourly rate of $500 per hour.

8.    Non-disparagement. The Employee agrees and covenants that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employer Group or its businesses, or any of its employees, officers, directors, investors or other associated third parties, now or in the future. The Employer Group agrees and covenants that it shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employee.

This Section does not, in any way, restrict or impede the Employer Group or Employee from making truthful statements in the exercise of protected rights to the extent that such rights cannot be waived by agreement or from making truthful statements that are reasonably necessary to comply with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. If imposed upon the Employee, the Employee shall promptly provide written notice of any such order to Douglas J. May, Senior VP and General Counsel at the Employer Group by e-mail to doug.may@magellanlp.com or by overnight delivery to Douglas J. May, Magellan Midstream Partners, L.P., One Williams Center, MD 28-1, Tulsa, OK 74172. If imposed upon the Employer Group, the Employer Group shall promptly provide written notice of any such order to Employee pursuant to Section 18 of this Agreement.

9.    Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Should the Employee fail to abide by any of the terms of this Agreement or post-termination obligations contained herein, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.

10.    Successors and Assigns.  The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

11.    Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Oklahoma without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Oklahoma, county of Tulsa. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Exhibit 10.1

12.    Entire Agreement & Specific Performance. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and any other agreements between Employee and any member of the Employer Group, the statements in this Agreement shall control.

The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Chief Executive Officer of the Employer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

14.    Severability. Should any provision of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

15.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16.    Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.    Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer Group.

18.    Notices. All notices under this Agreement must be given in writing by personal delivery, regular mail or e-mail at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to the Employer, a copy must be provided to the Employer's General Counsel at the address below.

Notice to the Employer:

Magellan Midstream Partners, L.P.
Attention: General Counsel
One Williams Center, MD 28-1
Tulsa, OK 74172
E-mail: Doug.May@Magellanlp.com

Exhibit 10.1

Notice to the Employee:

Michael P. Osborne
11603 S. 70th E. Avenue
Bixby, OK 74008

19.    Section 409A. All payments and benefits provided under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or qualify for an exemption thereunder and this Agreement shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Without limiting the foregoing, if Employee is deemed by the Employer Group at the time of Executive’s Separation from Service (as defined below) to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A (and only to such extent), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Employee (or Employee’s estate or beneficiaries), and any remaining payments due to Employee under this Agreement shall be paid as otherwise provided herein.

Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement, if any, shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A (a “Separation from Service”). Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

20.    Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER GROUP FROM ANY AND ALL CLAIMS.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

MIDSTREAM HOLDINGS GP, LLC
By: /s/ Michael N. Mears Name: Michael N. Mears Title: President and Chief Executive Officer

EMPLOYEE
Signature:/s/ Michael P. Osborne Michael P. Osborne